Exhibit 4.23

December 26, 2011

Zeng Liqing

Huang Jianbin

Luo Kai

Wu Xiulan

He Tingke

Guangzhou Chuangyou Information Technology Co., Ltd.

And

Shanghai Taomee Network Technology Co., Ltd.

Cooperation Framework Agreement

Cooperation Framework Agreement

(1) Zeng Liqing, a citizen of China, ID card no.: 610113197001232130 (“Existing Shareholder A”);

(2) Huang Jianbin, a citizen of China, ID card no.: 440103197606045114 (“Existing Shareholder B”);

(3) Luo Kai, a citizen of China, ID card no.: 440105197512073934 (“Existing Shareholder C”);

(4) Wu Xiulan, a citizen of China, ID card no.: 440102196308294023 (“Existing Shareholder D”);

(5) He Tingke, a citizen of China, ID card no.: 441882197908120639 (“Existing Shareholder E”);

(6) Guangzhou Chuangyou Information Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of China, with its registered address at Room 416, No.9 Building, No.134, Xihua Road, Liwan District, Guangzhou City (the “Company”); and

(7) Shanghai Taomee Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of China, with its registered address at 16/F, No.2 Building, No.1528, Gumei Road, Xuhui District, Shanghai (the “Investor”).

For the purpose of this Agreement, Existing Shareholder A, Existing Shareholder B, Existing Shareholder C, Existing Shareholder D and Existing Shareholder E are hereinafter individually referred to as “Existing Shareholder” and collectively as “Existing Shareholders”; Existing Shareholders, the Company and the Investor are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

PREAMBLE

A. As of the date hereof, the registered capital of the Company is RMB Three Million (RMB3,000,000). The Existing Shareholders directly or indirectly control one hundred percent (100%) shares of the Company.

B. The Company proposes to increase its registered capital, and Investor proposes to subscribe the increased portion of the registered capital at a premium price, and the Existing Shareholders and the Company agree with the subscription by the Investor.

NOW, THEREFORE, the Parties hereby enter into the following agreements through friendly negotiation and based on the principles of equality and reciprocity:

SECTION 1 DEFINITIONS

1.1 Definitions. Except as otherwise defined herein, the terms used in capitalized forms shall have the following meaning:

“Confidential Information”	Has the meaning as set forth in Section 8.1 hereof.

“This Agreement”	Has the meaning as set forth in the Preamble hereof.

“Force Majeure”

Means any event cannot be effectively controlled, foreseen or avoided by any Party, including but not limited to earthquake, typhoon, floods, fire, explosion, Act of God, action of civil or military authority, labor dispute, riot, war, financial storm, SARS, Influenza A (H1N1), or change of any applicable law, regulation, rule or policy of China.

“Product”	Means the online game of “Speed Hunters”.

“CIETAC”	Has the meaning as set forth in Section 10.4.3 hereof.

“Investigation”	Has the meaning as set forth in Section 6.4.2 hereof.

“Board of Directors”	Has the meaning as set forth in Section 6.2.1 hereof.

“Shareholders”	Has the meaning as set forth in Section 6.7.1 hereof.

“Affiliate”

With respect to a specific person, means (a) in case of an individual, his spouse and his immediate family members (whether by blood or adoption), or any trust established and maintained only for the interests of the spouse and/or immediate family members of the said person; and (b) in case of any person, any other person, directly or indirectly through one or several intermediaries, controls, is controlled or under the common with the said person.

“Associate”

With respect to any person, means (a) any corporation or entity (other than corporation) in which the person acts as an officer (director or above) or partner, or in which the person directly or indirectly holds no more than ten percent (10%) of any kind of equity securities; (b) any trust or estate in which the person owns substantial interests or acts as the trustee or similar capacity; and (c) the immediate family members or collateral relatives within three generations of the person, the person’s spouse, or the immediate family members or collateral relatives within three generations of the person’s spouse.

“Administration for Industry and Commerce”

Means the competent local authorities of the State Administration for Industry and Commerce which have the power to examine and approve the establishment and change (including but not limited to capital increase and equity transfer) of the companies.

“Contract”	Means any agreement, arrangement, undertaking, covenant, franchise, indemnity, deed, instrument, lease, license, permit or binding memorandum (whether in writing or not).

“Company”	Has the meaning as set forth in the Preamble hereof.

“Closing” or “Closing Date”	Has the meaning as set forth in Section 3.1 hereof.

“Control”

(including the meaning of “Controlling”, “Controlled” and “Common Control”) means, with respect to any person, owning the power to directly or indirectly direct the management or policy of the person (relating to operational control, financial control or any other control), whether by holding voting securities or through contract or otherwise.

“Disclosure List”	Has the meaning as set forth in Section 4.1 hereof.

“Encumbrance”

Means (a) with respect to any obligation of any person, mortgage, surety, pledge, lien, hypothecation, trust deed, title reservation, security interest or any other third-party right which secures or grants any kind of payment priority to the person; and (b) any easement or guaranty which grants the right of use or possession to any person; (c) any proxy, power of attorney, voting trust agreement, interests, option, right of preemption, right of first offer or first refusal, or restriction on transfer which is beneficial to any person; (d) any adverse claim regarding title, possession or use; encumbrance shall also include any agreement or arrangement regarding any item mentioned above.

“RMB”	Means the legal currency of China.

“Person”

Shall be interpreted as broadly as possible and include any individual, partnership (including limited liability partnership), corporation, associate enterprise, joint stock company, limited liability company, trust, equity or contractual joint venture (including Sino-foreign equity joint venture and Sino-foreign contractual joint venture), unincorporated entity and government agency.

“Applicable Law”

With respect to any person, means any constitution, treat, statute, law, regulation, ordinance, code, rule, judgment, common law, order, remedy, writ, injunctive, government approval, ratification, grant, license, permit, consent, mandate or requirement which is applicable to the person or any of its properties or undertakings, whether effective on or after the date hereof and as amended or reenacted from time to time, or any restriction, similar decree or decision issued or made by any government agency, or any interpretation and implementing rules regarding any item mentioned above.

“Action”	Means any action, suit, legal proceeding, claim, arbitration or investigation.

“Losses”

Means all direct or indirect losses, liabilities, damages, deficiencies, diminutions in value, actions, debts, obligations, benefits, interests, penalties, expenses, all costs and expenditures incurred from or included in the judgments or settlements of any nature or kind, including but not limited to reasonable attorney’s fees, court costs, settlement costs and investigation costs of any kind or nature, whether in law or in equity, known or unknown, foreseeable or unforeseeable.

“Knowledge”

With respect to the “knowledge” of a specific person, means the actual knowledge of the person acquired from the proper inquiry and due diligence investigation made by the person as a prudent businessman during the management of his business. The said investigation shall include proper inquiry on the officers, managers, key employees and professional consultants (including counsels, accountants and advisers) of the person and its Affiliates.

“Investor”	Has the meaning as set forth in the Preamble hereof.

“Existing Shareholder” or “Existing Shareholders”	Has the meaning as set forth in the Preamble hereof.

“First Increase of Registered Capital”	Has the meaning as set forth in Section 2.1.1 hereof.

“Preamble”	Means the preamble of this Agreement.

“Party” and “Parties”	Has the meaning as set forth in the Preamble hereof.

“Business Day”	Means any day when the banks in China is generally open for business (excluding Saturday, Sunday and public holidays in China).

“Capital Increase”	Has the meaning as set forth in Section 2.1.1hereof.

“Transaction Documents for Capital Increase”	Has the meaning as set forth in Section 3.1(e) hereof.

“Capital Increase Subscription Price”	Has the meaning as set forth in Section 2.1.1 hereof.

“Capital Increase Agreement”	Has the meaning as set forth in Section 3.1(e) hereof.

“Articles of Association”	Has the meaning as set forth in Section 3.1(e) hereof.

“Government Entity”

Means any government or political subdivision thereof, whether federal, central, state, provincial, municipal or local, and whether administrative, legislative or judicial, including any agency, authority, council, bureau, commission, court, department or any other organ.

“Dispute”	Has the meaning as set forth in Section 10.4.1 hereof.

“IP Assets”

Means any and all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other relevant rights, inventions, databases and all relevant rights, all computer software (including all source codes, target codes, firmware, development tools, files, records and data), including all storage media of all the contents mentioned above, formula, designs, trade secrets, confidential and proprietary information, proprietary rights, know-hows and programs, and all documents relating to any content mentioned above.

“Notice of Arbitration”	Has the meaning as set forth in Section 10.4.2 hereof.

“Subsidiary”	With respect to any person, means any other non-individual person controlled by the person.

“Material Adverse Effect”

Means any material adverse effect upon the status (including financial or any other status), assets, operation result or prospect, or business (including existing or prospective business) of or relating to a specific person.

“China”	Means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong SAR, Macau SAR and Taiwan.

“Principal Business”	Means the business of developing and operating game software.

1.2 Interpretations. For the purpose of this Agreement, except as otherwise provided herein: (A) the terms defined in Section 1.1 hereof shall have the meaning described therein and shall including all plural and singular forms; (B) the words of “herein”, “hereof” and “hereunder” and any other similar expression shall mean this Agreement as an entirety, but not any specific section or paragraph; (C) except as otherwise expressly stated, all appendices referred to herein shall mean the appendices attached hereto; and (D) “including” and any other similar expression shall be deemed as being immediately followed by “but not limited to”, whether such word or similar expression is actually followed or not.

SECTION 2 CONTEMPLATED TRANSACTION

2.1 Capital Increase.

2.1.1 Capital Increase and Subscription.

2.1.1.1 Upon execution of this Agreement, the Company shall increase the registered capital in two installments, with the total amount of RMB 711,034 (say RMB Seven Hundred Eleven Thousand and Thirty Four Yuan Net), i.e. the registered capital of the Company shall be increased from RMB 3,000,000 (say RMB Three Million Yuan Net) to RMB 3,711,034 (say RMB Three Million Seven Hundred Eleven Thousand and Thirty Four Yuan Net). The Investor shall subscribe the increased portion of the registered capital as mentioned above in two installments at the total premium price of RMB 4,400,000 (say RMB Four Million Four Hundred Thousand Yuan Net).

2.1.1.2 In the first installment, the Company will increase the registered capital by the amount of RMB 191,489 (say RMB One Hundred Ninety One Thousand Four Hundred Eighty Nine Yuan Net) (“First Increase of Registered Capital”), i.e. the registered capital of the Company will be increased from RMB 3,000,000 (say RMB Three Million) to RMB 3,191,489 (say Three Million One Hundred Ninety One Thousand Four Hundred Eighty Nine Yuan Net) (“First Capital Increase”).  The Investor will subscribe the First Increase of Registered Capital at the premium price of RMB 900,000 (say RMB Nine Hundred Yuan Net) (“First Capital Increase Subscription Price”), of which, the premium portion, i.e. RMB 708, 511 (say RMB Seven Hundred and Eight Thousand Five Hundred Eleven Yuan Net), shall be accrued into the capital reserve of the Company.

2.1.1.3 In the second installment, the Company will increase the registered capital by the amount of RMB 519,545 (say RMB Five Hundred Nineteen Thousand Five Hundred Forty Five Yuan Net) (“Second Increase of Registered Capital”), i.e. the registered capital of the Company will be increased from RMB 3,191,489 (say Three Million One Hundred Ninety One Thousand Four Hundred Eighty Nine Yuan Net) to RMB 3,711,034 (say RMB Three Million Seven Hundred Eleven Thousand and Thirty Four Yuan Net).  If the product meets the Investor’s acceptance standards within the time period prescribed by the Investor (for details about the time period and the acceptance standards, please refer to Appendix IV), the Investor shall, after the product is accepted according to the said standards, subscribe the shares of the Company at the premium price for the second time before August 31, 2012. For that purpose, the Investor shall pay the premium price of RMB 3,500,000 (say RMB Three Million Five Hundred Thousand Yuan Net) (“Second Capital Increase Subscription Price”). After the second capital increase is completed, the Investor will hold 19.16% shares of the Company. The premium portion, i.e. RMB 2,980,455 (say RMB Two Million Nine Hundred Eighty Thousand Four Hundred Fifty Five Yuan Net), shall be accrued into the capital reserve of the Company.

2.1.1.4 If the product fails to meet the acceptance standards, the Investor may refuse to pay the second installment of the capital (i.e. the Second Capital Increase Subscription Price). If the product meets the acceptance standards, but the Investor fails to pay the second installment of the capital, the Existing Shareholders and the Company may terminate this Agreement (and the first capital increase agreement accordingly), and may demand a restitution. That means, the Investor shall quit from the Company, and shall be no longer entitled to any vested and deserved rights in the Company. In that case, the Investor shall transfer his shares of the Company to the assignee(s) designated in the resolution of the Existing Shareholders at the evaluated price based on the First Capital Increase Subscription Price.

2.1.2 Shareholding Percentage of the Shareholders upon Completion of the First Capital Increase. Upon completion of the First Capital Increase, the shareholding percentage of the Existing Shareholders and the Investor in the Company is listed below respectively:

Shareholder	Registered Capital (RMB)	Shareholding Percentage (%)
Existing Shareholder A	796,875	24.9688%
Existing Shareholder B	1,041,045	32.6194%
Existing Shareholder C	670,080	20.9958%
Existing Shareholder D	402,000	12.5960%
Existing Shareholder E	90,000	2.82%
Investor	191,489	6.00%
Total:	3,191,489	100%

2.1.3 Shareholding Percentage of the Shareholders upon Completion of the Second Capital Increase. Upon completion of the Second Capital Increase, the shareholding percentage of the Existing Shareholders and the Investor in the Company is listed below respectively:

Shareholder	Registered Capital (RMB)	Shareholding Percentage (%)
Existing Shareholder A	796,875	21.473168%
Existing Shareholder B	1,041,045	28.052584%
Existing Shareholder C	670,080	18.056388%
Existing Shareholder D	402,000	10.832560%
Existing Shareholder E	90,000	2.425200%
Investor	711,034	19.160000%
Total:	3,711,034	100%

2.1.4 Percentages of the Shareholders’ entrusted shares (employees’ shares pool) before the capital increase and upon completion of the two installments of capital increases are listed as follows:

Shareholder	Before Capital Increase	After the 1st Capital Increase	After the 2nd Capital Increase
Existing Shareholder A	1.5625%	1.46875%	1.263125%
Existing Shareholder B	8.4375%	7.93125%	6.820875%
Total Shares Held in Custody	10.0000%	9.4%	8.084%

2.1.5 Payment Due Date of the Capital Increase Subscription Prices. The Parties hereby agree that the Investor shall pay all the Capital Increase Subscription Prices to the Company on the Closing Dates of the First Capital Increase and the Second Capital Increase.

2.1.6 Consent and Waiver. The Existing Shareholders shall agree and approve the capital increase and the subscription of all increased registered capitals by the Investor, and waive their preemptive rights over the capital increase and the subscription of all increased registered capitals by the Investor under the Applicable Laws or contract.

SECTION 3 CLOSING

3.1 Closing Conditions for the Investor. The obligations of the Investor to pay the First Capital Increase Subscription Price and the Second Capital Increase Subscription Price under Section 2.1.1 and Section 2.1.5 (“Closing”) shall be subject to the satisfaction of the following preconditions, unless it is otherwise waived by the Investor in writing. The Closing shall be conducted remotely within ten (10) business days upon satisfaction or waiver in writing of all the following preconditions, or on any other date and time agreed by the Parties in writing (“Closing Date”), by exchange of documents and signatures:

a. Representations and Warranties. All representations and warranties made by the Existing Shareholders and the Company in Appendix I hereto are true and accurate in all material aspects as of the Closing Date; however, if any representation or warranty expressly refers to the status as of a date earlier than the Closing Date, then such representation or warranty is true as of the said earlier date.

b. Approval, Consent and Waiver. The Company and all Existing Shareholders shall have obtained all approvals, consents and waivers required for the completion of the First Capital Increase/Second Capital Increase, including but not limited to all licenses, authorizations, approvals or consents from any Government Entity, regulatory authority or any other person (other than the registration with the Administration for Industry and Commerce).

c. No Material Adverse Effect. From the date hereof to the Closing Date, there is no event of Material Adverse Effect occurs to the Company.

d. Performance of Obligations. The Existing Shareholders and the Company have duly performed and complied with all agreements, obligations and conditions contained herein which must be performed or complied with by them on or prior to the Closing Date.

e. Execution of Transaction Documents for Capital Increase. The Existing Shareholders, the Investor and/or the Company have executed and delivered a capital increase agreement regarding the First Capital Increase/Second Capital Increase of the Company (“Capital Increase Agreement”) and the amended Articles of Association (“Articles of Association”) to the satisfaction of the Investor, and all other ancillary documents as required by the Applicable Laws.  When the executed Capital Increase Agreement, the Articles of Association and all other ancillary documents as required by the Applicable Laws (“Capital Increase Transaction Documents”) are submitted to the relevant Government Entities for examination, approval and registration, if any Government Entity requests to amend any provision of any Capital Increase Transaction Document, the Existing Shareholders, the Investor and/or the Company shall immediately negotiate and decide whether to make the required amendment.  Without the written consent of the Existing Shareholders, the Investor and/or the Company, any amendment shall have no legal force and effect.

f. Execution of Employment Agreement. The Company has signed an employment agreement and a confidentiality, invention transfer and non-competition agreement with all employees.

g. Establishment of Escrow Agreement. The authorized signatories of all the bank accounts of the Company to receive the Capital Increase Subscription Prices have been effectively changed to two person, of whom, who shall be jointly appointed by the Existing Shareholders and one shall be appointed by the Investor.

3.2 Closing Conditions for the Company and the Existing Shareholders. The obligations of the Company and the Existing Shareholders on the Closing Date is subject to the satisfaction of the following preconditions on or prior to the Closing Date, unless it is otherwise waived by the Company and the Existing Shareholders in writing:

a. Representations and Warranties. All representations and warranties made by the Investors Section 4.2 hereof are true and accurate in all material aspects as of the Closing Date; however, if any representation or warranty expressly refers to the status as of a date earlier than the Closing Date, then such representation or warranty is true as of the said earlier date.

b. Performance of Obligations. The Investor has duly performed and complied with all agreements, obligations and conditions contained herein which must be performed or complied with by it on or prior to the Closing Date.

SECTION 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Company and the Existing Shareholders. The Company and the Existing Shareholders hereby jointly and severally state and warrant to the Investor that, in addition to those listed in the Disclosure List attached hereto as Appendix II (“Disclosure List”, which shall be deemed as amending the representations and warranties listed in Appendix I hereto) and restricted by Appendix I, all representations and warranties stated in Appendix I hereto are true as of the date hereof, and are also true as of the Closing Date (other than the representations and warranties with respect to a specific date, and under such circumstance, such representations and warranties are true on the said date).

4.2 Representations and Warranties of the Investor. The Investor hereby makes the following representations and warranties to the Existing Shareholders, and all these representations and warranties are true on the date hereof, and will be true on the Closing Date:

4.2.1 Lawful Establishment. The Investor is a limited liability company duly incorporated and validly existing under the laws of China.

4.2.2 Authorization. The Investor has all necessary powers, authorities and capabilities to execute this Agreement and all transaction documents entered into under this Agreement, and perform its obligations under this Agreement and all transaction documents entered into under this Agreement. Upon execution and delivery of this Agreement and all transaction documents entered into under this Agreement (other than the documents which will become effective only if the same is approved by the relevant Government Entity, then with such approval), they will constitute the effective and binding obligations of the Investor and may be enforced upon the Investor according to the terms and conditions thereof, unless it is restricted by: (A) any applicable law regarding bankruptcy, insolvency or reorganization, or any law generally applicable to the exercise of the rights relating to or affecting the credits; and (B) result of applicable legal remedies.

SECTION 5 UNDERTAKINGS

The Company and the Existing Shareholders hereby jointly and severally make the following undertakings to the Investor:

5.1 Application of the Capital Increase Subscription Price. Except as otherwise approved by the Investor in writing, the Capital Increase Subscription Price shall be exclusively applied by the Company for the development and operation of game software, the working capitals, and the general business activities in the Principal Business.

5.2 Company’s Business. Except as otherwise approved by the Investor in writing, the Company shall only engage in the Principal Business.

5.3 Shareholders’ Inputs and Non-competition Undertaking. The Existing Shareholders (other than Existing Shareholder A) shall take all their efforts in the overall management and operation of the Company, and shall not engage in any business operation irrelevant to the Company’s business; and the Existing Shareholders (other than Existing Shareholder A) and their Affiliates or Associates will not directly or indirectly, individually or jointly with any other person, or through any other person, engage in, relate to or have any interest in any business competing with or relating to the Company’s business.

5.4 No Solicitation. Each Existing Shareholders will not solicit or entice any employee of the Company to accept any other offer, or otherwise employ any employee of the Company, or provide any form of consultation, direction, advice, assistance or financial aid to any person who is engaging in any business competing with the Company’s business.

5.5 Updating the Business License. Within two (2) Business Days after the Investor pays the Capital Increase Subscription Price to the Company, the Company shall engage a capital verification institution to verify the capital; within five (5) Business Days after the capital verification is completed, the Company shall apply for change of the business license with the relevant Administration for Industry and Commerce, so as to reflect the increased registered capital paid by the Investor to the Company on the Closing Date.

5.6 Further Assurance. The Company and the Existing Shareholders shall jointly and severally: (A) take all necessary or appropriate actions and other measures to consummate the transaction contemplated herein, including causing the satisfaction of all closing preconditions listed in Section 3 hereof as soon as practical; and (B) execute and deliver all other agreements, certificates, instruments and documents necessary for the effectiveness of the provisions and purpose of this Agreement, and take or cause to take all actions for realization of such purpose.

5.7 Compliance. At any time after the Closing Date, except as otherwise agreed by the Investor in writing, all actions of the Company shall comply with all Applicable Laws, and the Company shall maintain any and all material licenses and permits lawful, valid and fully effective.

5.8 No Encumbrance. Except as otherwise agreed by the Investor, the Company shall continuously own the good and transferable title to all its properties and assets, and will not set any encumbrance upon any of its properties or assets. With respect to the leased properties and assets, the Company shall comply with the lease contract to which it is a party, and shall have and maintain the effective lease interests in such properties and assets.

5.9 Transfer of Employees. If the Company is resolved, liquidated or involved in bankruptcy proceeding due to whatever reason, the Existing Shareholders shall procure the employees of the Company chosen by the Investor to immediately terminate the employment with the Company and establish employment with the Investor or any third party designated by the Investor.

SECTION 6 SHAREHOLDERS’ RIGHTS

6.1 Shareholders’ Meeting.

6.1.1 Powers of the Shareholders’ Meeting. The shareholders’ meeting of the Company (“Shareholders’ Meeting”) shall be composed of all shareholders. The Shareholders’ Meeting is the authority of the Company and exercise the following powers according to law:

(1) To decide the Company’s operation strategies and investment plans;

(2) To elect and replace the directors and the supervisors, and determine the their remuneration;

(3) To review and approve the reports of the board of directors;

(4) To review and approve the reports of the board of supervisors or the supervisor;

(5) To review and approve the Company’s annual financial budget and final accounts;

(6) To review and approve the Company’s plans of profit distribution and loss recovery;

(7) To make any resolution regarding increase or reduction of the Company’s registered capital;

(8) To make any resolution regarding issuance of corporate bonds;

(9) To make any resolution regarding merger, division, dissolution, liquidation or change of corporate form of the Company;

(10) To amend the Articles of Association (and any amendment thereto);

(11) To make any resolution regarding the public listing of the Company;

(12) To grant to the Board of Directors any power other than those granted by this Agreement and the Articles of Association.

6.1.2 Any resolution of the Shareholders’ Meeting may be adopted with the written consent of the shareholders holding eighty two percent (82%) or more voting shares of the Company.

6.1.3 The entrusted shares (employees’ shares pool) shall not have any shareholder’s right, including voting right and right to distribute dividends.

6.2 Board of Directors.

6.2.1 The Board of Directors of the Company (“Board of Directors”) shall be composed of five (5) directors, of who, Existing Shareholder A, Existing Shareholder B, Existing Shareholder C, Existing Shareholder D and the Investor shall appoint one (1) director respectively. Each director shall only be appointed and removed by the shareholder who appoints the director.  Each director will serve an office term of three (3) years, and may resume office if reappointed by the appointing shareholder. The Existing Shareholders and the Investor shall take all necessary actions to cause the appointment and removal of the directors.

6.2.1 Powers of the Board of Directors.

a. For avoidance of doubt, the powers of the Board of Directors shall include but not limited to:

(1) To decide the operation plans and investment plans of the Company;

(2) To prepare the Company’s annual financial budgets and final accounts;

(3) To prepare the plans for profit distribution and loss recovery of the Company;

(4) To prepare the plans for increase or reduction of the registered capital of the Company, and issuance of corporate bonds;

(5) To prepare the plans for merger, division, dissolution or change of corporate form of the Company;

(6) To decide the setup of the internal management organs of the Company;

(7) To review and approve the fundamental management systems of the Company;

(8) To decide the scope of the Company’s officers and the appointment, removal and remuneration of the officers;

(9) Other powers granted by this Agreement and the Articles of Association (and all amendment thereto), including but not limited to making resolutions as defined in Item (b) of Section 6.2.2 hereof; and

(10) Other powers authorized to the Board of Directors by any resolution adopted by the Shareholders’ Meeting.

b. A resolution regarding any of the following matters may be adopted only with the written consent of all directors (if it shall be approved by the Shareholders’ Meeting according to Section 6.1.1, the approval of the Shareholders’ Meeting must be obtained):

(1) To amend the Articles of Association (and any amendment thereto);

(2) To increase or reduce the registered capital of the Company;

(3) To review, approve and revise the annual budget, business plan and final accounts of the Company;

(4) To review, approve and revise the plans for profit distribution and loss recovery of the Company;

(5) Any expenditure of the Company exceeding RMB 50,000 (say RMB Fifty Thousand Yuan Net), whether through one transaction or series of transactions (excluding the amount included in the approved annual budget);

(6) Any gift or donation made by the Company through one transaction or series of transactions, or provision of loan to any third party, or lease, sale or transfer of all or substantial all assets of the Company, or lease, sale or transfer of any asset with the book value of more than RMB 50,000 (say RMB Fifty Thousand Yuan Net), other than the sales of products during the normal business course of the Company;

(7) Any loan obtained by the Company from any third party with the amount more than RMB 50,000 (say RMB Fifty Thousand Yuan Net);

(8) Any transaction beyond the business scope of the Company, or change of the existing business of the Company, or any proposal for research, development and operation of any game product;

(9) Any transaction between the Company and its Affiliate or Associate;

(10) Any debt, security or any other Encumbrance incurred by the Company through one transaction or series of transactions within six (6) continuous months (other than those included in the approved annual budget);

(11) Reorganization, division or merger of the Company, or establishment of any partnership or joint venture by the Company with any entity or individual, or implementation of any similar plan;

(12) Any external investment of the Company, whether by equity or credit, or provision of any borrowing to any third party (other than those included in the approved annual budget);

(13) Participation in any action by the Company;

(14) Any material amendment to the accounting or financial system of the Company, or appointment or replacement of the auditor;

(15) Appointment or change or any signatory or specimen seal of any bank account of the Company;

(16) Transfer, pledge or otherwise disposition of any IP Assets of the Company, or licensing any third party to use any IP Assets of the Company;

(17) Approval of or amendment to the Company’s employee option plan, or decision on the list of participants of the employee option plan;

(18) Any resolution regarding the public listing of the Company;

(19) Appointment, removal, remuneration and benefits of the general manager, deputy general manager, chief financial officer or any other officer of the Company, or any employee of the Company whose annual salary is more than RMB 150,000 (say RMB One Hundred Fifty Thousand Yuan Net);

(20) Decision on issuance of corporate bonds of the Company;

(21) Amendment to the Articles of Association, or reorganization, consolidation, sale of shares, merger or sale of assets or any other action of the Company, which would dilute the shares of the Investor in the Company; and

(22) Liquidation, dissolution or bankruptcy of the Company.

c. Other than the matters listed in Item (b) of Section 6.2.2 hereof, any resolution of the Board of Directors will be adopted and become effective only if the same is approved by two (2) or more than two (2) directors attending the board meeting.

6.2.3 Rules of Procedures for the Board.

a. No resolutions at a board meeting may become effective unless more than two thirds of all directors attend the meeting. Where the number of directors who attend any board meeting personally or by proxy is less than the number of directors required for a valid resolution specified herein, the Board of Directors shall not adopt any resolution regarding any matter; however, if any director is absent for two (2) times continuously upon receipt of a notice issued hereunder, the board meeting at which at least one (1) director attends may adopt a valid resolution.  However, at all events a resolution regarding any matter listed in Item (b) of Section 6.2.2 hereof may only be adopted with the written consent of all members of the Board of Directors.

b. Each director shall have one vote, and the chairman does not have the decisive vote.  Where any director cannot attend a meeting due to any cause, he may delegate another director by a written proxy to attend the meeting and participate in the voting thereat for and on his behalf. The delegated proxy shall have the same rights and powers as the delegating director within the scope of authority stated in the proxy.

c. Regular meetings of the Board of Directors shall be held at least once every six (6) months.  An extraordinary board meeting may be held according to the following rules upon request of the chairman or request of one (1) or more than one (1) director.  Where any one (1) director proposes to hold a board meeting but the chairman fails to convene or preside over the meeting within thirty (30) days upon receipt of the proposal, other directors shall jointly appoint one director to convene and hold the meeting.

d. A notice stating the date, place and agenda of the meeting shall be sent to each director by email at least ten (10) days prior to a proposed regular meeting or extraordinary board meeting, unless any director waives this requirement of notice.

e. Notwithstanding the immediately preceding provision, where the directors are to adopt a resolution regarding any matter listed in Item (b) of Section 6.2.2 hereof, the chairman shall notify each director at least thirty (30) days prior to the meeting discussing such resolution and shall hold an extraordinary board meeting on the date stated in the notice.

f. Each director may attend a board meeting by conference call or other communication tools, provided that all directors attending the meeting may hear the speeches each other.  Any director attends a board meeting by this means shall be deemed as attending the meeting personally.  With respect to any resolution to be made by the Board of Directors, all directors may directly make the resolution without holding a board meeting, provided that the resolution is signed and affixed the seal by all directors.

g. Where all matters involved in a board meeting shall be notified by each Party in writing, each Party shall send a notice in the forms as specified in Article 10.6 hereof.

6.2.4 All costs and expenses incurred from exercise of the powers by the directors of the

Company under this Agreement, the Articles of Association (and all amendments thereto) as well as the laws and regulations of China shall be borne by the Company.

6.3 Right to Distribution of Dividends.

6.3.1 All profits generated from the operations of the Company in each accounting year, after paying the income taxes and making the deductions or payments (limited to the minimum amount required by the laws of China) by the Company according to the laws and regulations of China shall be distributed after the end of the accounting year according to the resolutions of the Board of Directors and the Shareholders’ Meeting.

6.3.2 The shareholders shall distribute the profits according to the proportion of their actual contributions paid in the registered capital of the Company respectively. The entrusted shares (employees’ shares pool) do not have the shareholder’s right in distribution of dividends.

6.4 Investor’s Right of Information and Investigation.

6.4.1 Investor’s Right of Information.

a. The Company shall, at its own costs, deliver the following documents or information to the Investor as from the Closing Date of the First Capital Increase according to this Section 6.4 (including the corresponding provision of the Articles of Association (and all amendments thereto):

(1) The annual financial statements of the Company prepared according to the accounting standards of China and audited by the accountants’ firm accepted by the Investor, which shall be delivered within fifteen (15) days after the Company receives the audited annual financial statements (but no later than sixty (60) days after the end of each annual accounting year); from the Closing Date of the Second Capital Increase, the annual financial statements of the Company prepared according to the accounting standards of the U.S.A. and audited by the accountants’ firm accepted by the Investor, which shall be delivered within the time limit mentioned above;

(2) The unaudited annual financial statements of the Company prepared according to the accounting standards of China, which shall be delivered within thirty (30) days after the end of each annual accounting year); from the Closing Date of the Second Capital Increase, the annual financial statements of the Company prepared according to the accounting standards of the U.S.A. and audited by the accountants’ firm accepted by the Investor, which shall be delivered within the time limit mentioned above;

(3) The unaudited quarterly financial statements of the Company prepared according to the accounting standards of China, which shall be delivered within fifteen (15) days after the end of each quarter); from the Closing Date of the Second Capital Increase, the quarterly financial statements of the Company prepared according to the accounting standards of the U.S.A. and audited by the accountants’ firm accepted by the Investor, which shall be delivered within the time limit mentioned above;

(4) The unaudited monthly financial statements of the Company prepared according to the accounting standards of China, which shall be delivered within fifteen (15) days after the end of each month;

(5) The Company’s annual business plan for the next accounting year and the monthly budget for each month adopted by the resolution of the Board of Directors, which shall be delivered within thirty (30) days after the end of each accounting year;

(6) The notice of any action or event which would have a Material Adverse Effect on the Company or any of its Affiliates and their respective business, or the ownership or rights of their respective real estates, assets or properties; and

(7) Any other material or information reasonably required by the Investor.

b. Where the Company fails to provide any information as listed in Item (a) of Section 6.4.1 hereof (including the corresponding provision of the Articles of Association (including all amendments thereto) within the prescribed time period, and such information is not received by the Investor within ten (10) Business Days after the Investors sends a written notice to the Company, the Investor may request the Company’s auditor, or the consent of the Company’s auditor is not received within seven (7) Business Days thereafter, appoint an accountants’ firm accepted by the Investor to prepare such information for the Company at the costs of the Company.  For the Existing Shareholders hereby agrees and ensures that the Company will agree to provide the auditor or the accountant (as the case may be) with all necessary materials, or will cause to provide such materials.

c. Where the Investor has sent a reasonable notice at least five (5) Business Days in advance, the Investor may request to the Board of Directors or any officer of the Company an access to all financial materials, records, statements and reports of the Company in possession, and the Board of Directors or the officer shall provide the materials within five (5) business days upon request.

6.4.2 Investor’s Right of Investigation. The Investor may, at any time during the normal business hours and after giving a prior notice to the Company: (a) inspect, extract and copy any facility, record or book; and (b) discuss with the directors, officers, employees, accountants and legal counsels regarding any business, operation or condition of the Company (“Investigation”).

6.4.3 The Company and the Existing Shareholders hereby confirm that the delivery of the documents listed in Item (a) of Section 6.4.1 hereof (including the corresponding provision of the Articles of Association (and all amendments thereto) by the Company to the Investor and the Investigations conducted by the Investor on the Company from time to time are for the interests of the Company and all shareholders. The Company and all shareholders shall cause to realize the Investor’s rights of information and investigation under Section 6.4 hereof.

6.5 Preemptive Right in the Company’s Capital Increase.

6.5.1 Where the Board of Directors and the Shareholders’ Meeting adopt a resolution approving the capital increase by the Company, all shareholders of the Company shall negotiate and agree upon such capital increase to be subscribed by them with the preemptive right respectively (“Preemptive Right in the Company’s Capital Increase”). In case no agreement can be reached through negotiation, the shareholder or shareholders of the Company who agrees to subscribe such capital increase shall have the preemptive right in subscribing the capital increase at current proportion of his or their capital contributions in the registered capital of the Company.  The amount of capital increase to be subscribed by each shareholder who agrees to subscribe the capital increase shall be: total amount of capital increase x (proportion of the subscribing shareholder’s capital contribution in the registered capital of the Company / total proportion of all subscribing shareholders’ capital contributions in the registered capital of the Company).

6.5.2 The Company shall not increase capital at a price lower than the subscription price of the capital increase under the Capital Increase Agreement signed with the Investor.

6.6 Restriction on Transfer of Shares.

6.6.1 The Parties hereby agree that, without the prior written consent of the Investor, as long as the Investor owns or holds any share of the Company, each Existing Shareholders shall not directly or indirectly transfer or dispose of its shares in the Company to any other person, or set any Encumbrance upon all or part of its shares in the Company, or permit the existence of such Encumbrance.

6.6.2 The Parties hereby agree that the Investor may transfer its shares in the Company at any time, and all shareholders shall cooperate with such transfer.

6.7 Right of First Refusal in Transfer of Shares.

6.7.1 If any shareholder of the Company (“Shareholder”) proposes to directly or indirectly transfer its shares in the Company to one or several third parties (provided, however, the shares of the Existing Shareholders in the Company shall have been permitted to transfer according to Section 6.6 hereof), or the shares of any Shareholder in the Company is are involuntarily transferred at any time, all other Shareholders may exercise the right of first refusal according to this Section 6.7.

6.7.2 Before any Shareholder transfers its shares in the Company according to Section 6.7.1 hereof, the Shareholder shall at first issue a written notice to the Company and all other Shareholders stating its intention of such transfer (“Transfer Notice”). The Transfer Notice shall include:

a. Description regarding the shares to be transferred, including but not limited to the amount of the registered capital to be transferred, transfer price, payment term of the transfer price, etc.;

b. Identity of the third party to purchase the shares, including but not limited to the name of the third party, and business scope (in case of a company); and

c. Main terms and conditions for the proposed transfer.

6.7.3 The Transfer Notice shall prove that the Shareholder proposing the transfer has received a definite offer from the third party to acquire the transferred shares, and it believes in good faith it may enter into a binding agreement regarding the transfer according to the terms and conditions stated in the Transfer Notice. The Transfer Notice shall also include the photocopy of any written proposal, term sheet, letter of intent or any other agreement regarding to the proposed transfer.

6.7.4 Within ten (10) Business Days upon receipt of the Transfer Notice (“Period of the Right of First Refusal”), each of other Shareholders may issue a written notice (“Purchase Notice”) to the Shareholder proposing the transfer of shares. The Purchase Notice shall indicate the intent of the Shareholder issuing the Purchase Notice to purchase the transferred shares as described in the Transfer Notice according to the terms and conditions stated in the Transfer Notice.  Where more than one Shareholder issues the Purchase Notice, each Shareholder issuing the Purchase Notice shall negotiate and agree upon the proportion of transferred shares to be purchased among them. In case no agreement can be reached through negotiation, each Shareholder issuing the Purchase Notice shall purchase the transferred shares according to the current proportion of its capital contribution in the registered capital of the Company. That is to say, the proportion of shares to be purchased by each Shareholder issuing the Purchase Notice = total number of transferred shares x proportion of the capital contribution of the Shareholder issuing the Purchase Notice in the registered capital of the Company / total proportion of the capital contributions of all purchasing Shareholders in the registered capital of the Company).

6.7.5 After the Shareholders issuing the Purchase Notice have agreed upon the proportion of transferred shares to be purchased among them, they shall issue another written notice to the Shareholder proposing the transfer of shares, stating the proportion of transferred shares to be purchased among them.

6.7.6 Each Shareholder shall cooperate with the Shareholders who exercise the right of first refusal to complete all formalities for transfer of shares according to the applicable laws and regulations.

6.7.8 Co-sale Right. Where the Shareholder proposing the transfer of shares is any Existing Shareholder, if all other Shareholders do not exercise or waive the right of first refusal specified in this Section 6.7 (including the corresponding provision of the Articles of Association (and all amendments thereto), within ten (10) Business Days upon expiration of the Period of the Right of First Refusal (“Period of the Co-sale Right”), the Investor may issue a written notice to all other Shareholders and the Company, requesting to transfer its all or part of shares in the Company to the third party that proposes to purchase the shares as indicated in the Transfer Notice (as defined in Section 6.7.2 hereof) at the transfer price and according to other terms and conditions stated in the Transfer Notice.  The maximum number of shares to be sold by the Investor in exercise of the co-sale right shall be: number of shares to be purchased as stated in the Transfer Notice x current proportion of the Investor’s capital contribution in the Company’s registered capital.  Where: (A) the third party that proposes to purchase the shares as indicated in the Transfer Notice (as defined in Section 6.7.2 hereof) refuses to purchase any number of shares to be transferred by the Investor; or (B) the third party fails to purchase the shares to be transferred by the Investor on or prior to the purchase of the shareholders transferred by the Shareholders proposing such transfer, the Shareholders proposing such transfer shall not transfer their shares to the third party, unless the Shareholders proposing such transfer have purchased the shares to be transferred by the Investor at the transfer price and according to other terms and conditions stated in the Transfer Notice (as defined in Section 6.7.2 hereof) on or prior to the completion of such transfer.  Upon expiration of the Period of the Co-sale Right, each Shareholder shall cooperate with the Shareholders who exercise the co-sale right to complete all formalities for transfer of shares according to the applicable laws and regulations.

6.9 Where other Shareholders do not exercise or waive the right of first refusal specified in Section 6.7 hereof (including the corresponding provision of the Articles of Association (and any amendment thereto), and (where the Shareholder proposing the transfer is any Existing Shareholder) the Investor does not exercise or waive the Co-sale Right specified in Section 6.8 hereof (including the corresponding provision of the Articles of Association (and any amendment thereto), the Shareholder proposing the transfer may, upon expiration of the Period of the Right of First Refusal or the Period of the Co-sale Right (as the case may be), transfer the transferred shares to the third party that proposes to purchase such shares as listed in the Transfer Notice, according to the terms and conditions stated in the Transfer Notice.  Such transfer shall be completed within four (4) months upon expiration of the Period of the Right of First Refusal or the Period of the Co-sale Right (as the case may be) and in strict accordance with the terms and conditions stated in the Transfer Notice (including but not limited to the third party that proposes to purchase the shares); otherwise, other Shareholders shall may still exercise the right of first refusal according to Section 6.7 hereof, and (where the Shareholder proposing the transfer is any Existing Shareholder) the Investor may still exercise the co-sale right according to Section 6.8 hereof.

6.10 Right for Proposing the Dissolution and Liquidation of the Company.

6.10.1 Right for Proposing the Dissolution of the Company. Upon occurrence of any of the following circumstances, the Investor may propose the Board of Directors and the Shareholders’ Meeting to adopt a resolution for dissolution of the Company. The Existing Shareholders shall vote for and procure their directors to vote for and approve such resolution according to this Agreement and the Articles of Association (and all amendments thereto), and take all necessary actions and execute all necessary documents to lawfully dissolve, liquidate and cancel the Company:

(1) Upon expiration of the operation period of the Company, all shareholders fail to enter into a resolution for extending the period of joint venture;

(2) Upon agreement of all shareholders in writing;

(3) It is necessary to dissolve the Company due to its merger or division;

(4) The Company stops its current business;

(5) The business license of the Company is suspended according to law, or the Company is closed down or revoked by an order;

(6) There is a long-term conflict among the directors of the Company, and the Company suffers a material difficulty in its operation and management;

(7) The Company suffers serious losses and is unable to continue its business operation;

(8) The Company is unable to continue its business operation due to any losses caused by the force majeure;

(9) All or any substantial part of assets of the Company are actually requisitioned or expropriated by any Government Entity, and such requisition or expropriation causes a substantial effect on the operation of the Company;

(10) If any Existing Shareholder violates any provision of this Agreement or the Articles of Association (and any amendment hereto) and, through the remedies as provided for in such agreement and the laws and regulations of China, the losses suffered by the Investor from the violation still cannot be repaired;

(11) Any amendment to any provision of this Agreement, the Articles of Association or the business license as required by any shareholder or any Government Entity having the jurisdiction over the Company after the Closing Date would cause any Material Adverse Effect to the Company or the Investor, or any approval, permit, license, certificate or right which affects the ability of the Company in fully carrying out the activities as defined in its business license is revoked, or is amended in the form causing any Material Adverse Effect to the Company, or is not renewed upon expiration thereof which causes the Company unable to carry out its normal business operation; and any other circumstance provided in the laws of China or in this Agreement.

6.10.2 Liquidation.

a. Upon expiration or termination of the operation period of the Company or dissolution of the Company, the Company shall be liquidated according to then applicable laws and regulations of China. The Company shall establish a liquidation committee to liquidate the assets of the Company. The number of the members of the liquidation committee shall be same with the number of the members of the Board of Directors, and the distribution of rights among the members of the liquidation committee appointed by the shareholders shall be same as the distribution of rights among the directors appointed according to Section 6.2.1 hereof (including the corresponding provision of the Articles of Association (and any amendment thereto)).

b. When formulating and implementing the liquidation plan, the liquidation committee shall take all efforts to get the highest price of the Company’s assets. The Company’s assets shall be sold to the domestic and foreign purchasers in the form of auction in priority and at the reasonable market price if possible.

c. All proceeds received from the liquidation shall be distributed in the form provided for in the laws and regulations of China.

SECTION 7 INDEMNIFICATION

7.1 The Existing Shareholders and the Company shall jointly and severally indemnify, defend and hold harmless the Investor and its Affiliates, and their respective employees, officers, directors, managing directors and partners against and from all losses and damages directly or indirectly arising from, relating to or consequential from: (A) violation of any representation, warranty, undertaking or agreement made by the Company or any Existing Shareholder herein; or (B) any matter as listed in the Disclosure List which would have any Material Adverse Effect on the Company.

7.2 The Investor is not liable for the losses, liabilities, responsibilities, obligations or debts of the Company (whether by contract or otherwise) arising from or relating to any event occurs before the Closing Date.

7.3 The Existing Shareholders hereby agree that, notwithstanding the provisions above, they shall be liable for all losses, liabilities, responsibilities, obligations or debts of the Company (whether by contract or otherwise), as well as the taxes or any other affairs arising from or relating to any event occurs before the Closing Date, and shall at first jointly and severally use their own funds to pay or bear such losses, liabilities, obligations, debts, taxes or responsibilities, and shall indemnify and hold the Company against and harmless from such losses, liabilities, obligations, debts, taxes or responsibilities. If the Company has actually paid or borne such losses, liabilities, obligations, debts, taxes or responsibilities, the Existing Shareholders shall jointly, severally and promptly reimburse the amounts paid by the Company.

SECTION 8 CONFIDENTIALITY AND NON-DISCLOSURE

8.1 Confidentiality. As from the date hereof, except as otherwise agreed by the Company, the Existing Shareholders and the Investor, each Party shall keep confidentiality of and shall cause any person controlled by the Party to keep confidentiality of all terms, conditions and the existence of this Agreement, any other transaction agreement and any relevant document under this Agreement, the identity of each Party, as well as any other non-public information received from any other Party or prepared for the said Party which only relates to this Agreement or the documents mentioned above (collectively as “Confidential Information”); however, any Party may disclose or permit to disclose any Confidential Information upon occurrence of any of the following circumstances: (A) within the scope of disclosure required by the Applicable Laws or the rules of stock exchange; provided, however, the said Party shall, as practical and to the extent permitted by the Applicable Laws, immediately send a written notice to all other Parties regarding this fact, and (subject to the cooperation and reasonable efforts of all other Parties) take all reasonable efforts to seek the protective order, treatment of confidentiality or any other appropriate remedy; in that case, the said Party shall only provide the Confidential Information to be disclosed as lawfully required, and shall take all reasonable efforts to keep such Confidential Information in confidential status to the extent reasonably requested by any other Party; (B) disclosure to its officers, directors, employees, investors, partners, shareholders and professional consultants on a need-to-know basis solely for the performance of its obligations hereunder, provided that the said Party has notified each person receiving any disclosed Confidential Information of the confidential nature of such Confidential Information.  For avoidance of doubt, the Confidential Information shall not include any of the following information: (i) the information possessed by the receiving party prior to the disclosure by the disclosing party; (ii) the information becomes publicly known not due to any disclosure of the receiving party in violation of this Section 8; and (iii) the information received from any third party, where the receiving party does not know that the third party violates any statutory or contractual obligation prohibiting it from disclosing such information.

8.2 Publication. Without the prior written consent of the Company, the Existing Shareholders and the Investor, each Party shall not publish any information regarding the completion of the transaction contemplated in this Agreement or any relevant document in any press conference, meeting, advertisement, announcement, professional or industrial publication, marketing material or otherwise.

SECTION 9 TERMINATION

9.1 Termination of This Agreement. Subject to other terms and conditions of this Agreement, this Agreement and the transaction contemplated herein shall be terminated upon agreement of the Company, the Existing Shareholders and the Investor in writing. If the Closing is not completed within three (3) months after the date hereof, the Investor may terminate this Agreement by sending a written notice to all other Parties, and the termination shall become effective when the Investor sends such written notice to all other Parties. In that case, the Company and the Existing Shareholders shall jointly and severally return the Capital Increase Subscription Price (if any) paid by the Investor after the date hereof. If the registration of change with the Administration for Industry and Commerce for the Capital Increase is not completed within one (1) month after the Capital Increase Subscription Price is fully paid by the Investor, and so the Investor cannot become a shareholder of the Company and reflected in the relevant legal document, the Investor may terminate this Agreement by sending a written notice to all other Parties, and the termination shall become effective when the Investor sends such written notice to all other Parties. In that case, the Company and the Existing Shareholders shall jointly and severally return the Capital Increase Subscription Price paid by the Investor.

9.2 Effect of Termination. If this Agreement is terminated according to Section 9.1 above, this Agreement shall lapse and cease to have effect; however, the liabilities of whatever nature of any Party hereunder arising from violation of this Agreement or any misrepresentation made herein shall not be terminated accordingly; such termination shall not be deemed as a waiver of the remedies available for such violation or misrepresentation (including enforcement (if applicable)).

For avoidance of doubt, where the Investor unilaterally terminates this Agreement according to Section 9.1 of this Agreement, the Investor is not liable for such termination.

9.3 Survival. Notwithstanding any contrary provision of this Agreement, Section 7 (Indemnification), Section 8 (Confidentiality and Non-disclosure), Section 9 (Termination), Section 10.3 (Governing Law) and Section 10.4 (Dispute Resolution) shall survive after the expiration or termination of this Agreement.

SECTION 10 MISCELLANEOUS

10.1 Binding; Assignment. This Agreement shall bind and inure to the successors, heirs, executors and administrators, and assignees of the Parties; however, the Company and/or any Existing Shareholder shall not transfer this Agreement without the prior written consent of the Investor.  The Investor may transfer this Agreement and its rights and obligations hereunder to any other person without the written consent of all other Parties, only if such person has signed a covenant to accept the binding force of this Agreement.

10.2 Costs. Each Party shall bear and pay its costs and expenses incurred from its negotiation and drafting of this Agreement and the transaction documents hereunder, performance and compliance with the closing conditions provided herein, including the costs and expenses for employing any consultant and/or accountant, taxes, duties and expenditures.

10.3 Applicable Law. All aspects of this Agreement shall be governed by and construed in accordance with the laws of China.

10.4 Dispute Resolution.

10.4.1 Any dispute, controversy or claim (each a “Dispute”) arising from or in connection with this Agreement, or interpretation, breach, termination or validity of this Agreement shall be at first resolved by the Parties through negotiation. The negotiation shall be carried out immediately after any Party sends a written notice to any other Party in dispute requesting such negotiation.

10.4.2 Where the dispute cannot be settled within fifteen (15) Business Days upon receipt of the notice, any Party in dispute may submit the Dispute to arbitration by sending a notice to all other Parties in dispute (“Arbitration Notice”).

10.4.3 The arbitration shall be conducted by the China International Economic and Trade Arbitration Commission (“CIETAC”) in Shanghai. The arbitration tribunal shall be composed of three (3) arbitrators.  The Investor shall appoint one (1) arbitrator, and the Company and the Existing Shareholders shall jointly appoint another one (1) arbitrator. The said two (2) arbitrators shall jointly appoint the third arbitrator as the chief arbitrator of the arbitration tribunal. If any member of the arbitration tribunal is not appointed within thirty (30) Business Days upon issuance of the Arbitration Notice, the relevant arbitrator shall be appointed by the chairman of CIETAC.

10.4.4 The arbitration proceedings shall be conducted in Chinese language. The arbitration tribunal shall conduct the arbitration in accordance with the CIETAC arbitration rules effective at the time of arbitration. However, if such rules conflict with this Section 10.4 (including the provision regarding appointment of arbitrators), this Section 10.4 shall prevail.

10.4.5 The arbitrators shall solve any dispute submitted by the Parties in strict compliance with the substantive laws of China; however, if the laws of China do not have any explicit provision regarding a specific matter, the international legal principles and practices shall apply.

10.4.6 Any Party to the arbitration shall cooperate with all other Parties to the arbitration. Subject to the confidentiality obligation binding the Party, the Party shall fully disclose and grant the other Parties an access to all information and documents relating to the arbitration proceeding as requested by the other Party.

10.4.7 Except as otherwise decided by the arbitration tribunal, the arbitration costs shall be borne by the losing Party.

10.4.8 During the dispute and arbitration of the dispute, other than the subject matter of the dispute, each Party shall continue to perform its obligations hereunder and may exercise its rights hereunder.

10.4.9 The award of the arbitration tribunal is final and binding upon each Party. The winning Party may apply to the competent court for enforcing the award.

10.4.10 Prior to the composition of the arbitration tribunal, each Party may apply to any competent court for an interim injunctive.

10.4.11 During the trial of the dispute by the arbitration tribunal, the performance of this Agreement shall not be interrupted, other than the part hereof involved in the dispute.

10.5 Entire Agreement. All other transaction documents to be entered into hereunder and all relevant appendices and schedules thereof constitute the entire understanding and agreement among the Parties regarding the subject matter of this Agreement, and supersede all prior written or oral understandings or agreements regarding the subject matter of this Agreement.

10.6 Notices. Except as otherwise provided herein, all notices, requests, waivers or other communications required this Agreement shall be in writing, and shall be deemed as being duly served at the following time: (A) in case of personal delivery, upon delivery; (B) in case of fax to the fax number as listed in Appendix III  hereto, upon receipt of the confirmation regarding correct transmission of the fax; (C) in case of airmail or registered mail (return receipt requested, with prepaid postage, sent to the address as listed in Appendix III  hereto), five (5) Business Days after the mail is posted; or (D) in case of overnight courier service (with prepaid postage, sent to the address as listed in Appendix III  hereto and ensured delivery on the next business day), three (3) Business Days after the notice is posted, provided that the sending Party obtains a confirmation of delivery from the courier service provider.

In case of communication sent by fax hereunder, the sending Party shall immediately confirm each communication faxed hereunder with the receiving Party by telephone, but failure in such confirmation will not affect the validity of such communication.  For the purpose of this Section 10.6, any Party may change or supplement its address as listed in Appendix III  hereto or designate an additional address by sending a written notice to all other Parties by the means mentioned above.

10.7 Amendments and Waiver. No amendment to any provision of this Agreement shall become effective unless the same is agreed by the Company, the Existing Shareholders and the Investor in writing. Any amendment or waiver becoming effective according to this Section 10.7 shall be binding upon the Parties and their respective permitted assignees.

10.8 Delay or Omission. Any delay or failure in exercise of any right, power or remedy granted herein against any breach or default of this Agreement by any other Party shall not prejudice such right, power or remedy of such Party, and shall not deemed as a waiver or acquiescence of such breach or default or any subsequent breach or default, or a waiver of any other prior or subsequent breach or default.  Any waiver, permission, consent or approval of any nature or characteristic for any breach or default of this Agreement, or any waiver of any term or condition of this Agreement must be made in writing, and may become effective only within the scope stated in such written form.  All remedies granted to any Party under this Agreement, the Applicable Laws or otherwise are cumulative and are not alternative.

10.9 Severability. If any provision of this Agreement is invalid or unenforceable, such provision shall be interpreted to the practical extent so that it can be enforced and the transaction contemplated herein may be completed according to the provision closest to the original provision; if there is no practical interpretation to retain such provision, it shall be severed from the remaining provisions of this Agreement, and the remaining provisions of this Agreement shall maintain full force and effect, unless the severed provision is fundamental to the rights and interests intended by the Parties.  In that case, the Parties shall, through their best efforts and in good faith, negotiate and agree upon a valid and enforceable replacing provision or agreement, so as to realize the intent of the Parties on the date hereof to the maximum extent.

10.10 No Violation. Any agreement or document to be entered into according to this Agreement shall not violate the spirit and principles of this Agreement.

10.11 Headings. All headings of this Agreement are only inserted herein for the purpose of convenience, and shall not be applied to construe or interpret the content of this Agreement.

10.12 Language. This Agreement is written in Chinese.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts are the originals of this Agreement, but only all counterparts combined together constitute the same instrument.

10.14 Prevailing Force. This Agreement shall prevail over the Articles of Association and the Capital Increase Agreements. In case of any conflict between the Articles of Association or any Capital Increase Agreement and this Agreement, the provisions of this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

Zeng Liqing		Huang Jianbin

By:	/s/ Zeng Liqing	By:	/s/ Huang Jianbin

Luo Kai		Wu Xiulan

By:	/s/ Luo Kai	By:	/s/ Wu Xiulan

He Tingke		Shanghai Taomee Network Technology Co., Ltd. (Seal)

By:	/s/ He Tingke
		By:	/seal/ Shanghai Taomee Network Technology Co., Ltd.

		Authorized Representative:	/s/ Wang Haibing

Guangzhou Chuangyou Information Technology Co., Ltd. (Seal)

By:	/seal/ Chuangyou Information Technology Co., Ltd.

Authorized Representative:	/s/ Huang Jianbin

[Signature Page of Cooperation Framework Agreement]

List of Appendices

Appendix I: Representations and Warranties of Existing Shareholders and the Company

Appendix II: Disclosure List

Appendix III: Notice Addresses

Appendix IV: Investor’s Acceptance Standards

Appendix I

Representations and Warranties of Existing Shareholders and the Company

1. Organization, Existence and Qualification. The Company is a domestic limited liability company duly incorporated and validly existing under the laws of China, owns the properties, assets, qualifications and licenses required for carrying out existing business or prospective business, has the transaction qualification and good reputation, and there is no circumstance which has Material Adverse Effect on the status (whether financial or otherwise), relevant assets or operational efficiency, or any existing or prospective business of the Company. The registered capital of the Company is RMB 3,000,000 (say RMB Three Million Yuan Net. The registered capital has been fully and lawfully paid up by the Existing Shareholders prior to the Closing, and the formalities for capital verification has been duly completed according to the relevant laws and regulations. The shares of the Company are free from any pledge, any other security interest or any third-party right or interest. The Existing Shareholders are the lawful holders of the Company’s shares, and the equity of the Company is clear. There is no order of attachment, seizure, freezing or compulsory transfer issued by any judicial or administrative authority against the registered capital of the Company. The Company is not in receivership or liquidation, and has not taken any action of liquidation or submitted any request for dissolution. There is no circumstance which may request or apply for the dissolution or appointment of the receiver of the Company.

2. Subsidiary. The Company does not have any subsidiary, branch or office, directly or indirectly own or control any interest in any other person.

3. Due Authorization. The Company and the Existing Shareholders voluntarily execute and perform, have full power and authority to execute and perform this Agreement and other legal documents and complete the transaction contemplated in this Agreement and other legal documents, and have taken all necessary actions for this purpose respectively. The terms and conditions of this Agreement constitute the lawfully, effectively binding and enforceable obligation on the Company and the Existing Shareholders.

4. Compliance with Law and Contracts; Consent and Permit.

(a) Since its establishment, all business activities of the Company comply with the relevant laws and regulations; the Company has not committed any material illegal act, or been imposed any form of warning or penalty by any Government Entity which has any material effect upon the business operation of the Company.

(b) Other than those disclosed in the Disclosure List, the increase of registered capital, increase of capital reserve, adding the Investor as a new shareholder and change of the Board of Directors hereunder do not need the consent of any third party, and do not violate any agreement, contract or any other instrument to which the Company or any Existing Shareholder is a party.

(c) Execution and performance of this Agreement and the Articles of Association or any other constitutional document will not violate or conflict with any law, regulation or administrative order of any Government Entity applicable to the Company and/or any Existing Shareholder, or

other contracts/agreements or legal instruments to which the Company and/or any Existing Shareholder is a party.

(d) The Company has performed or is performing its obligations under the agreements, contractors or other legal instruments to which the Company is a party. There is no contract, agreement, document, information or debt, obligation, Encumbrance or any relevant material breach which would cause any Material Adverse Effect on the Capital Increase hereunder or the Investor.

5. Finance.

(a) All financial statements of the Company as of September 30, 2011 and notes thereto, including the balance sheets, statements of profit and loss and cash flow statements (“Financial Statements”), and the contents thereof, provided by the Company to the Investor are true, up-to-date, complete and accurate, and there is no material omission, concealment or misleading statement which would cause Material Adverse Effect on the transaction contemplated herein.

(b) Other than those disclosed in the Financial Statements or the Disclosure List, the Company does not have any due and outstanding loan, or any loan during the loan period or any other debt.

(c) Other than those disclosed in the Financial Statements or the Disclosure List, the Company does not have or will not have any liability to any entity or individual arising from the liability of the Company’s Affiliate(s) to any entity or individual. The Company has not provided any security or guaranty of whatever form to any entity or individual.

(d) The Financial Statements are accurate and complete in all material aspects, and fairly reflect the financial conditions of the Company on the date indicated therein and the results of the Company’s business operation during the period covered by the Financial Statements.  All transactions of the Company are properly recorded in its books and accounting records to the extent required by the accounting rules of China.

(e) All financial systems, and the management and use of all accounting books, vouchers and invoices of the Company conform to the requirements of the finance laws and regulations of China.

6. Properties.

(a) The Company has the lawful ownership of all personal and real properties owned by it, and all these assets are free from any Encumbrance.

(b) With respect to the leased properties and assets, the Company has complied with the relevant lease contracts to which it is a party, and it has the effective lease interests in such properties and assets.

(c) The Company’s assets are free from any of the following circumstances: (a) any trust or similar arrangement; (b) any attachment, seizure, freezing or compulsory transfer enforced by any judicial or administrative authority; or (c) any circumstance which would affect the Company’s rights and interests in its assets, or which would cause any third party to directly or indirectly obtain any right or interest in any of such assets.

7. IP Assets.

(a) The Company has developed and owns the IP Assets necessary and desirable for its current and prospective business operations, and such IP Assets are free from any Encumbrance and do not conflict with or infringe any right of others. Section 7 of the Disclosure List contains a complete list of the IP Assets of the Company. The Company has taken all measures it considers reasonable (including registration with or submission of application for registration to the relevant Government Entities) to perfect or protect its actual or claimed IP Assets, and such IP Assets are effective and enforceable.

(b) The Company is not subject to any license, contract or any similar right relating to the IP Assets of any other person, and it is not a party to any license, agreement or any similar right relating to the IP Assets of any other person.

(c) The Company or any Existing Shareholder has not received any statement alleging that any Existing Shareholder or the Company has infringed or its proposed transaction will infringe any IPR Asset of any other person. To the best knowledge of the Company and the Existing Shareholders, there is no reasonable basis for such statement.  To the best knowledge of the Company and the Existing Shareholders, there is no circumstance that any person is infringing upon any IPR Asset of the Company.

(d) No Existing Shareholder directly or indirectly owns (whether exclusively or jointly) any trademark, trademark application, patent or patent application and/or any other IPR Asset relating to the Principal Business of the Company.

8. Material Contracts. All contracts to which the Company is a party or which bind the Company, if: (i) have material effect on the operation of the business and assets of the Company; (ii) involve any officer, consultant, director, employee or shareholder of the Company; or (iii) force the Company to share, license or develop any product or technology (excluding the license granted during the normal business course), but excluding any agreement signed by the Company during the normal business course, are disclosed in Section 8 of the Disclosure List and submitted to the Investor for review.  Such contracts are effective and binding, and may be enforced against the Company according to the terms and conditions thereof.  The Company has not breached such contracts.  For the purpose of this Section 8, “Material” shall mean: (i) the cumulative value, cost or amount to be paid by the Company as required, or the liability or contingent liability of the Company, during the accounting year as of the date hereof, exceeds RMB 50,000 (say RMB Fifty Thousand Yuan Net); (ii) it has any exclusive, non-competing or similar provision which prejudices, restricts or imposes any condition on the Company’s rights to provide offers, sell products or services or otherwise in the specific territory and during the specific period; (iii) it is not signed during the normal business course; (iv) it involves transfer or license any IPR Asset to the Company; or (v) with respect to an agreement, termination of the agreement would reasonably cause Material Adverse Effect on the Company.

9. Action. There is no pending or threatening action against or relating to the Company.

10. Employment. The Company has complied with all applicable employment and labor laws at all material aspects.  No officer or key employee of the Company intends to terminate the employment with the Company, and the Company does not intend to terminate the employment with any officer or key employee.  The Company is not a party to or bound by any current effective incentive plan, profit sharing plan, retirement agreement or any other employee remuneration agreement.  No key employee of the Company is engaging in the daily business, operation, management or administration of any entity other than the Company.  Each key employee of the Company and the Existing Shareholders put all their commercial efforts and times into the Company, and the performance of their duties in the Company will not constitute a breach or default of any employment agreement or any other agreement or provision to which it is a party or which binds it.

11. Disclosure. The Company and the Existing Shareholders have provided the Investor with the information required by the Investor to decide whether enter into the transaction contemplated herein and all other information reasonably required for the Company and the Existing Shareholder to cause the Investor to make such decision.

12. Activities since the Most Recent Financial Statements. Since the date of the Financial Statements (i.e. September 30, 2011), (a) the Company carries on its business according to its normal business course and substantially the same form as its past practice, and there is no termination or any other adverse change of any trading relationship between the Company and its customers or suppliers since the date of the Financial Statements, and the Company has not taken any action which must obtain the consent of the Investor and/or its appointed director under this Agreement or the Articles of Association; and (b) there is no circumstance which would cause Material Adverse Effect on the Company.

13. Taxation.

(a) The Company has timely submitted all tax returns and reports according to the Applicable Laws.  Such tax returns and reports are true and accurate in all material aspects.  All taxes actually imposed on the Company (whether listed in any tax return or report) have been paid on or prior to the due date.

(b) There is not any taxation authority collects any defaulted tax against the Company. To the best knowledge of the Company and the Existing Shareholders, there is no circumstance which as reasonably expected would cause to collect any material defaulted tax against the Company.

14. Affiliated Transactions. All transactions between the Company and its Affiliates comply with the laws and regulations of China in all aspects. The content of all transactions are true, lawful and effective, and all transaction conditions conform to the arm’s length principle. The Company will not be subject to any legal liability due to any of such transactions with its Affiliates.

15. No Other Business. Since its establishment, the Company only engages in the Principal Business and does not carry out any other activity.

16. Waiver of Right by the Shareholder. The Existing Shareholder A has agreed to waive his right of subscribing the second capital contribution within six months when the Existing Shareholder A considers the profit of the Company in any single month reaches RMB 1,000,000, as provided for in the Agreement for Zeng Liqing’s Investment in Guangzhou Chuangyou.

Appendix II

Disclosure List

No disclosure items as confirmed by the Existing Shareholders and the Company.

Appendix III

Notice Addresses

For the provision of notice as stipulated in this Agreement, the initial address of each Party is listed below:

To All Existing Shareholders:

Existing Shareholder A:

Address: No.3806, Excellence Times Plaza, Futian Zhongxing District, Shenzhen

Postal Code: 518026

Fax: 86-755-23994020

Existing Shareholder B:

Address: Room 416, No.9 Building, No.134, Xihua Road, Liwan District, Guangzhou City

Postal Code: 510170

Tel: 13922118033

Existing Shareholder C:

Address: Room 416, No.9 Building, No.134, Xihua Road, Liwan District, Guangzhou City

Postal Code: 510170

Tel: 18602028426

Existing Shareholder D:

Address: Room 416, No.9 Building, No.134, Xihua Road, Liwan District, Guangzhou City

Postal Code: 510170

Tel: 13928803120

Existing Shareholder E:

Address: Room 416, No.9 Building, No.134, Xihua Road, Liwan District, Guangzhou City

Postal Code: 510170

Tel: 13760892705

To the Company:

Address: Room 416, No.9 Building, No.134, Xihua Road, Liwan District, Guangzhou City

Postal Code: 510170

Tel: 020-31029526

Attention: Huang Jianbin

To the Investor:

Address: 16/F, No.2 Building, No.1528, Gumei Road, Xuhui District, Shanghai

Postal Code: 200233

Fax: 021-33674012

Attention: Qiang Tiefeng

Appendix IV

Investor’s Acceptance Standards

Completion Date	Version	Status	Web Version
5/16/2012	Official closed beta version (to be deployed during the summer holiday)	TBD

To release the official closed beta version; obtain the users’ feedbacks through a smaller range of external testing, which will be used as the basis for product improvement; deploy the shopping mall system at the same time

1. To release the closed beta version, distribute certain number of accounts and obtain the players’ feedbacks regarding the core gameplay; the testing period is about 20 days;

2. To complete the racing mode, props mode, and individual and team tournament;

3. To complete the basic functions of role growth, airship modification, item system, pet system, task system (upgrading tasks at the first 30 levels) and friend system

4. To complete at least 8 tracks, 20 sets of role changes, and 20 pet changes

5. To add the shopping mall system (not open for the time being)

Duties of Taomee

1. To provide the professional assessment advice and the data of users’ experiences

2. To discuss the game modification plan as per the overall assessment result of the official closed beta version

3. To launch the shopping mall system